TEXTRON	Exhibit 99
	Corporate Communications Department	NEWS Release
Investor/Media Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE

Textron Reports Third Quarter Results

Providence, Rhode Island - October 16, 2003 - Textron Inc. (NYSE: TXT) reported third quarter 2003 income from continuing operations of $47 million or $0.34 per share, compared to third quarter 2002 income from continuing operations of $75 million or $0.55 per share.

Including discontinued operations, third quarter 2003 net income was $47 million or $0.34 per share, compared with the third quarter of 2002 net income of $71 million or $0.51 per share.

Revenues were $2.2 billion, down from $2.5 billion in 2002, reflecting lower volumes at all businesses, except Kautex and Textron Systems, partially offset by the favorable impact of foreign exchange at the Fastening Systems and Industrial segments.

Third quarter 2003 earnings included $0.18 per share in after-tax costs related to restructuring and a $0.07 per share after-tax charge for unamortized issuance costs related to the redemption of the $500 million Textron Capital I trust preferred securities during the quarter. Third quarter 2002 results included $0.16 per share in after-tax costs related to restructuring.

Excluding these items, third quarter 2003 adjusted earnings per share from continuing operations were $0.59, compared to $0.71 per share in the third quarter of 2002.

Cash flow from operating activities for the first nine months of 2003 was $300 million, compared to $33 million during the same period last year. Free cash flow before restructuring for the first nine months of 2003 was $183 million, compared to a use of cash of $99 million last year.

"Overall, we performed slightly above our range of expectations for the quarter, in spite of weaker than expected demand in our Fastening Systems, E-Z-GO and Jacobsen end markets" said Lewis B. Campbell, Textron chairman, president and CEO. "Our extensive cost reduction initiatives, including restructuring, Textron Six Sigma and supply chain management, contributed significantly to our performance."

Campbell added, "While we have not yet seen signs of a recovery in industrial demand, we are encouraged by a modest pick-up in the business jet market and a third straight quarter of credit stabilization at Textron Financial. Moreover, we're confident that we will continue to make substantial, permanent reductions in our cost structure. These improvements will enable us to bolster our financial performance, while continuing to invest in future organic growth."

Outlook

Textron expects full-year 2003 earnings per share will be between $2.60 and $2.70, with fourth quarter earnings per share between $0.71 and $0.81. These estimates exclude restructuring costs and other special items. The company expects full-year 2003 cash flow from operations will be about $600 million, resulting in free cash flow before restructuring of about $400 million.

Presentation of Results and Outlook

On August 1, 2003, Textron Inc. sold certain assets and liabilities related to its remaining product line within the OmniQuip business to JLG Industries, Inc. Textron reclassified the aggregate financial results from this business, and all the previously sold OmniQuip businesses, as discontinued operations in the third quarter of 2003. Historical results from 1998 through the second quarter of 2003 have been recast to reflect the transaction and are available for downloading on Textron's investor relations homepage at www.textron.com.

Textron presents adjusted results and outlook before restructuring costs and other special items because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature. Therefore, it is helpful to understand results without these items, especially when comparing results to previous periods or forecasting performance in future periods.

For example, Textron incurred $27 million in pre-tax costs during the third quarter for its restructuring program. The restructuring program, which is designed to reduce overhead costs and rationalize manufacturing facilities, is expected to be substantially complete in 2004. During the execution of the restructuring program, the company is incurring costs that are supplementary to the ongoing operating costs of the business. These costs are not directly related to ongoing business results during the quarter and are not expected to occur with any regularity or predictability.

Results before restructuring costs and other special items are also the basis for measuring operating performance for management compensation purposes. However, analysis of the company's results and outlook before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). Reconciliations of the company's results and outlook to GAAP are attached.

Third Quarter Segment Analysis

Bell

Bell segment revenues decreased $5 million, while profit increased $36 million.

Revenues decreased primarily due to lower revenues at Bell Helicopter. At Bell Helicopter, lower commercial revenues were partially offset by higher U.S. Government revenues. Commercial revenues decreased primarily due to lower foreign military sales and lower commercial aircraft sales, partially offset by higher sales of kits used to modernize older helicopter models and higher sales of spare parts and services. U. S. Government revenues increased due to higher revenues from the V-22 program and from higher sales of training helicopters and spare parts and services, partially offset by lower revenues from the H-1 upgrade program.

Segment profit increased primarily due to last year's costs related to the recall and customer care program at Lycoming, as well as higher revenues and a favorable mix in Bell Helicopter's U.S. Government business this year. These increases were partially offset by lower profit in Bell Helicopter's commercial business, primarily due to lower commercial aircraft sales.

Backlog at Bell Helicopter was essentially flat with the second quarter at $1.2 billion.

Cessna

Cessna segment revenues and profit decreased $229 million and $53 million, respectively.

Revenues decreased due to lower sales volume of Citation business jets, Caravans and used aircraft, partially offset by higher pricing and higher spare parts and service sales. Profit decreased due to the lower sales volume and inflation, partially offset by improved cost performance and higher pricing.

Backlog of $4.5 billion was up from the second quarter by $279 million. Backlog included $365 million for the new Mustang, as Cessna began to convert preliminary customer orders into firm orders with non-refundable deposits.

Fastening Systems

Fastening Systems' revenues and profit decreased $7 million and $11 million, respectively.

Revenues decreased primarily due to lower sales volume and lower pricing, substantially offset by the favorable impact of foreign exchange. Profit decreased primarily due to the lower sales volume and unfavorable mix. Improved cost performance and the favorable impact of foreign exchange were offset by inflation and lower pricing.

Industrial

Industrial segment revenues increased $7 million, while profit decreased $13 million.

Revenues increased primarily due to the favorable impact of foreign exchange and higher sales volume at Kautex, partially offset by lower sales volume in the other Industrial businesses, primarily E-Z-GO and Jacobsen. Profit decreased primarily due to the lower sales volume and unfavorable mix. Improved cost performance and the favorable impact of foreign exchange were offset by inflation and lower pricing.

Finance

Finance segment revenues decreased $8 million, while profit increased $5 million.

Revenues decreased primarily due to lower average finance receivables and lower securitization gains. Profit increased due to a lower provision for loan losses, partially offset by higher operating expense, and lower interest margin, primarily due to the lower average finance receivables.

Conference Call Information

Textron will host a conference call today, October 16, 2003 at 9:00 a.m. Eastern time to discuss the company's results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 428-4480 in the U.S. or (651) 291-0900 outside of the U.S. (request the Textron Earnings Conference). The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time today by dialing (320) 365-3844, Access Code: 671452. The recording will be available until midnight on January 28, 2004.

Textron Inc. is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE MONTHS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002
(Dollars in millions except per share amounts)
(Unaudited)

	September 27, 2003		September 28, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING: (b)
Bell	$521	$521	$526	$526
Cessna	516	516	745	745
Fastening Systems	404	404	411	411
Industrial	654	654	647	647
	2,095	2,095	2,329	2,329
FINANCE	148	148	156	156
Total revenues	$2,243	$2,243	$2,485	$2,485
PROFIT
MANUFACTURING: (b)(c)
Bell	$69	$69	$33	$33
Cessna	31	31	84	84
Fastening Systems	10	10	21	21
Industrial	23	23	36	36
	133	133	174	174
FINANCE	24	24	19	19
Segment profit	157	157	193	193
Special charges (c)(d)	(42)	-	(33)	-
Corporate expenses and other - net	(19)	(19)	(26)	(26)
Interest expense, net	(26)	(26)	(30)	(30)
Income from continuing operations before income taxes and distributions on preferred securities of subsidiary trusts	70	112	104	137
Income taxes	(23)	(31)	(23)	(32)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes (f)	-	-	(6)	(6)
Income from continuing operations	47	81	75	99
Loss from discontinued operations, net of income taxes (g)	-	-	(4)	(4)
Net income	$47	81	$71	$95
Earnings per share: (i)
Income from continuing operations	$0.34	$0.59	$0.55	$0.71
Loss from discontinued operations, net of income taxes (g)	-	-	(0.04)	(0.03)
Net income	$0.34	$0.59	$0.51	$0.68
Average diluted shares outstanding	136,828,000	136,828,000	139,145,000	139,145,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
NINE MONTHS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002
(Dollars in millions except per share amounts)
(Unaudited)

	September 27, 2003		September 28, 2002
	GAAP	As Adjusted (a)	GAAP	As Adjusted (a)
REVENUES
MANUFACTURING: (b)
Bell	$1,673	$1,673	$1,610	$1,610
Cessna	1,679	1,679	2,279	2,279
Fastening Systems	1,280	1,280	1,238	1,238
Industrial	2,110	2,110	2,005	2,005
	6,742	6,742	7,132	7,132
FINANCE	454	454	449	449
Total revenues	$7,196	$7,196	$7,581	$7,581
PROFIT
MANUFACTURING: (b)(c)
Bell	$165	$165	$102	$102
Cessna	156	156	282	282
Fastening Systems	49	49	52	52
Industrial	97	97	108	108
	467	467	544	544
FINANCE	73	73	70	70
Segment profit	540	540	614	614
Special charges (c)(d)	(94)	-	(67)	-
Gain on sale of businesses (e)	15	-	25	-
Corporate expenses and other - net	(81)	(81)	(86)	(86)
Interest expense, net	(72)	(72)	(85)	(85)
Income from continuing operations before income taxes and distribution on preferred securities of subsidiary trusts	308	387	401	443
Income taxes	(95)	(116)	(124)	(128)
Distribution on preferred securities of manufacturing subsidiary trust, net of income taxes (f)	(13)	(13)	(19)	(19)
Income from continuing operations	200	258	258	296
Loss from discontinued operations, net of income taxes (g)	(24)	-	(25)	(19)
Cumulative effect of change in accounting principle, net of income taxes (h)	-	-	(488)	-
Net income (loss)	$176	$258	$(255)	$277
Earnings per share: (i)
Income from continuing operations	$1.46	$1.89	$1.83	$2.10
Loss from discontinued operations, net of income taxes (g)	(0.17)	-	(0.17)	(0.13)
Cumulative effect of change in accounting principle, net of income taxes (h)	-	-	(3.47)	-
Net income (loss)	$1.29	$1.89	$(1.81)	$1.97
Average diluted shares outstanding	136,761,000	136,761,000	140,820,000	140,820,000

TEXTRON INC.
REVENUES AND INCOME BY BUSINESS SEGMENT
THREE AND NINE MONTHS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002
(Dollars in millions except per share amounts)
(Unaudited)

(a)     The "As Adjusted" column excludes items recorded in special charges, the gain on sale of businesses, the cumulative effect of change in accounting principle and amounts previously recorded as special charges that have been reclassified as discontinued operations. Textron presents its results "as adjusted", before restructuring and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. Such items are either isolated or temporary in nature; therefore, it is helpful to understand results without these items, especially when comparing results for previous periods or forecasting performance in future periods. In addition, Textron uses "as adjusted" results to measure operating performance for management compensation purposes. Any analysis of results before restructuring costs and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles (GAAP). A reconciliation of net income as reported under GAAP to income from continuing operations, as adjusted is as follows:
	Third Quarter		Nine Months
	2003	2002	2003	2002
GAAP net income (loss)	$47	$71	$176	$(255)
Adjustments:
Special charges	42	33	94	67
Gain on sale of businesses	-	-	(15)	(25)
Tax impact of excluded items	(8)	(9)	(21)	(4)
Discontinued operations, net of income taxes	-	4	24	25
Cumulative effect of change in accounting principle, net of income taxes	-	-	-	488
Income from continuing operations, as adjusted	$81	$99	$258	$296

(b)     In June 2003, Textron reorganized its segments in order to streamline the management reporting structure. Under the new structure, Textron Systems and Textron Lycoming were combined with Bell Helicopter to form the new Bell segment and Cessna Aircraft was reported separately as a new segment. The remaining Industrial Products and Industrial Components businesses were combined to form the new Industrial segment. Textron reports under the following segments: Bell, Cessna, Fastening Systems, Industrial and Finance. Prior periods have been recast to reflect this change.

(c)     Effective December 29, 2002, Textron adopted Statement of Financial Accounting Standard (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". Upon adoption, costs related to restructuring that were previously recorded in segment profit are now included with severance costs, contract termination costs, and asset impairment write-downs in special charges. Costs related to restructuring that were recorded in segment profit in prior periods have been reclassified to special charges to conform to this presentation.

(d)     Special charges include 1) restructuring expenses and fixed asset impairment charges associated with reducing overhead and closing, consolidating and downsizing manufacturing facilities, reducing corporate and segment personnel, consolidating operations and exiting non-core product lines, 2) goodwill and other intangible asset impairment charges and, 3) $15 million in unamortized issuance costs written off upon the redemption of the preferred securities described in footnote (f).

(e)     In the first quarter of 2003, Textron recorded a gain on the sale of its interest in an Italian automotive joint venture to Collins & Aikman. Textron sold its Automotive Trim business to Collins & Aikman in the fourth quarter of 2001 and recorded an adjustment to the gain in the second quarter of 2002 as a result of transactions associated with the divestiture.

(f)     Textron Inc. redeemed the $500 million Textron Capital I trust preferred securities in July 2003. The redemption was mandatory following Textron's call of its 7.92% Junior Subordinated Deferrable Interest Debentures, which were held by the trust and also redeemed in July 2003.

(g)     On August 1, 2003, Textron consummated the sale of its remaining Omniquip business to JLG Industries, Inc. and has reclassified the financial results of the OmniQuip division, net of income taxes, to discontinued operations.

(h)     With the implementation of SFAS No. 142 "Goodwill and Other Intangible Assets", Textron recorded a $488 million after-tax transitional goodwill impairment charge comprised of $385 million in the Industrial segment, $88 million in the Fastening Systems segment and $15 million in the Finance segment. As required by the Statement, these charges were recorded retroactively to the beginning of fiscal year 2002 as a cumulative effect of a change in accounting principle.

(i)     Reconciliation of GAAP EPS to EPS from continuing operations, as adjusted:

	Third Quarter		Nine Months
	2003	2002	2003	2002
GAAP EPS	$0.34	$0.51	$1.29	$(1.81)
Adjustments:
Special charges	0.25	0.16	0.52	0.33
Gain on sale of businesses	-	-	(0.09)	(0.06)
Discontinued operations	-	0.04	0.17	0.17
Cumulative effect of change in accounting principle	-	-	-	3.47
EPS from continuing operations, as adjusted	$0.59	$0.71	$1.89	$2.10

TEXTRON INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 27, 2003	December 28, 2002
Assets
Cash and cash equivalents	$ 190	$ 286
Accounts receivable, net	1,350	1,159
Inventories	1,525	1,566
Other current assets	631	732
Net property	1,905	1,955
Other assets	3,043	2,925
Assets of discontinued operations	-	237
Textron Finance assets	6,906	6,654
Total Assets	$15,550	$15,514

Liabilities and Shareholders' Equity
Current portion of long-term debt and short-term debt	$ 313	$ 25
Other current liabilities	2,124	2,181
Other liabilities	2,053	2,014
Mandatorily redeemable preferred securities	-	485
Long-term debt	1,661	1,683
Liabilities of discontinued operations	-	86
Textron Finance liabilities	5,859	5,634
Total Liabilities	12,010	12,108

Total Shareholders' Equity	3,540	3,406
Total Liabilities and Shareholders' Equity	$15,550	$15,514

Textron Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(Dollars in millions except per share amounts)

	Fourth Quarter		Full Year
	2003 Outlook	2002 Actual	2003 Outlook	2002 Actual
GAAP EPS	$.34 - .44	$.95	$1.63 - 1.73	$(.88)
Adjustments:
Gain on sale of businesses	-	-	(.09)	(.06)
Special charges	.37	.32	.89	.64
Discontinued operations, net of income taxes*	-	(.17)	.17	.01
Cumulative effect of change in accounting principle, net of income taxes	-	-	-	3.48
Adjusted EPS from continuing operations	$.71 - .81	$1.10	$2.60 - 2.70	$3.19

	Third Quarter		September Year-to-Date		Full Year
	2003 Actual	2002 Actual	2003 Actual	2002 Actual	2003 Outlook	2002 Actual
Cash flow from operations - GAAP**	$145	$26	$300	$33	$604	$495
Capital expenditures and lease additions	(80)	(65)	(198)	(207)	(315)	(301)
Proceeds on sale of fixed assets	12	16	41	41	46	62
Free cash flow after restructuring	$77	$(23)	143	(133)	$335	$256
After-tax cash used for restructuring activities	15	12	40	34	65	58
Free cash flow before restructuring - as adjusted	$92	$(11)	$183	$(99)	$400	$314

*     The fourth quarter of 2002 includes an after-tax gain of $0.25 per share from the sale of the Snorkel business.

**     Due to the increasing significance of foreign exchange rate fluctuations on cash and cash equivalents, Textron now separately reports the effect of foreign exchange rate changes on cash and cash equivalents from its cash flow from operations. Prior period amounts have been reclassified to conform to this new presentation.